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                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                     FORM 8-K

                                                  CURRENT REPORT

                                      Pursuant to Section 13 or 15(d) of the
                                          Securities Exchange Act of 1934

                         Date of Report (Date of earliest event reported): October 8, 2001

                                               EDISON INTERNATIONAL
                              (Exact name of registrant as specified in its charter)

                 CALIFORNIA                           001-9936                              95-4137452
     (State or principal jurisdiction of          (Commission file                       (I.R.S. employer
       incorporation or organization)                  number)                          identification no.)

                                             2244 Walnut Grove Avenue
                                                  (P.O. Box 800)
                                            Rosemead, California 91770
                           (Address of principal executive offices, including zip code)

                                                   626-302-2222
                               (Registrant's telephone number, including area code)

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Items 1 through 4 and 6 through 9 are not included because they are inapplicable.

Item 5.  Other Events

Sales of Nonutility Generating Stations
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On October 8, 2001, Edison Mission Energy (EME) issued a press release announcing the sale of its two United
Kingdom-based coal stations, Fiddler's Ferry and Ferrybridge.  EME is a wholly-owned subsidiary of Edison
International.  The following are the pertinent provisions of the press release that relate to the sale.

EME announced that the sale will be to two wholly owned subsidiaries of American Electric Power for an aggregate purchase price of 650 million pounds sterling.  The sale is the result of a competitive bidding process previously announced by the company.  EME further announced that it expects the transaction to close before the end of the year.  The plants were acquired in 1999 for 1.3 billion pounds sterling.

As a result of the transaction and related currency adjustments, EME announced that it expects to take a one-time, after-tax write-off of approximately $1.18 billion.  "This investment has been a major disappointment for EME," said Al Fohrer, EME's president and chief executive officer.  "While the plants have run well, given the market conditions, the operating losses and cash requirements likely to result in the foreseeable future from the existing debt structure were too large to maintain our ownership position.  It is time to sell the plants, reduce our debt and eliminate the drag on our financial performance."

Fohrer further noted that, "Although sale of these U.K. plants will result in a significant one-time loss, their disposition actually will result in an improvement in our credit quality and earnings potential.  Our other 1999 acquisitions -- in Pennsylvania, Illinois and New Zealand -- are all performing well."

The company also announced that it had entered into contracts for the sale of seven interests in plants in the
United States pursuant to its previously announced policy to dispose of certain non-core U.S. assets.  Fohrer indicated that, "These sales are above book value and, upon final closing, will generate net proceeds to the company of approximately $460 million." Two of these sales have already reached financial close and the others are scheduled to do so before year's end.

Approval of Settlement Agreement
--------------------------------

On October 5, 2001, the federal district court signed and entered the stipulated judgment approving the terms of the settlement agreement between Southern California Edison Company (SCE) and the California Public Utilities
Commission.  SCE is the public utility subsidiary of Edison International.  The settlement agreement was previously reported in Edison International's Current Report on Form 8-K dated October 2, 2001.

This report contains forward-looking statements about future events, such as the timing and financial effects of the closing of pending transactions.  In this report, the words "expects," "will result," "will generate," and other similar expressions are intended to identify forward-looking information that involves risks and uncertainties.  Actual results or outcomes could differ materially as a result of such important factors as:

o        the direct and indirect effects of the current California power crisis on EME and its investments, as well as the measures adopted and being contemplated by federal and state authorities to address the crisis;

o        general political, economic and business conditions in the countries in which EME does business;

o        governmental, statutory, regulatory or administrative changes or initiatives affecting EME or the electricity industry generally;

o        political and business risks of international projects, including uncertainties associated with currency exchange rates, currency repatriation, expropriation, political instability, privatization efforts and other issues;

o        supply, demand and price for electric capacity and energy in the markets served by EME's generating units;

o        competition from other power plants, including new plants and technologies that may be developed in the future;

o        operating risks, including equipment failure, dispatch levels, availability, heat rate and output;

o        the cost, availability and pricing of fuel and fuel transportation services for EME's generating units;

o        EME's ability to complete the development or acquisition of current and future projects or the sale of the Fiddler's Ferry and Ferrybridge plants;

o        EME's ability to maintain an investment grade rating; and

o        EME's ability to refinance debt or raise additional financing for its future cash requirements.

This paragraph is included to provide safe harbor for forward-looking statements, which are not required to be publicly revised as circumstances change.

                                                    SIGNATURES

Pursuant to the  requirements  of the  Securities  Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                      EDISON INTERNATIONAL
                                                                           (Registrant)

                                                                       KENNETH S. STEWART
                                                 -------------------------------------------------------------
                                                                       KENNETH S. STEWART
                                                        Assistant General Counsel and Assistant Secretary

October 10, 2001